EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Latin American Casinos, Inc.:

         We consent to incorporation by reference in the registration statement (No. 333-_______) on Form S-3 of Latin American Casinos, Inc. of our report dated March 15, 2001, relating to the consolidated balance sheets of Latin American Casinos, Inc. and subsidiaries, as of December 31, 2000, and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended December 31, 2000, and 1999, which report appears in the December 31, 2000, annual report on Form 10-KSB of Latin American Casinos, Inc. We also consent to the references to our firm under the heading "Experts" in the prospectus.

Shubitz Rosenbloom & Co., P.A.
Miami, Florida
July 23, 2001